Exhibit 99.1

November 20, 2018: 08:30AM EST

Air Industries Group Announces Continued Solid Performance for the Fiscal 2018 Third Quarter.

Hauppauge, NY -- (Globe Newswire) – November 20, 2018 – Air Industries Group (NYSE AMEX: AIRI) Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, in conjunction with the filing of its September 30, 2018 Form 10Q with the Securities and Exchange Commission (“SEC”), announces today, its Fiscal 2018 Third Quarter results, the timing of its related investor conference call and other information related to the sale of Welding Metallurgy Inc. (“WMI”) and its business.

The Company is pleased to report that its overall financial results from continuing operations during the three and nine months of fiscal 2018 continue to positively reflect their renewed focus on meeting customer needs while streamlining operations and reducing expenses.

Third Quarter Fiscal 2018 Highlights From Continuing Operations

Three Months ended September 2018 vs. 2017

☐	Revenue from continuing operations was $11.0 million compared to $13.7 million

☐	Gross profit was $1.4 million compared to $1.6 million;

☐	Gross margin as a percentage improved marginally to 12.0% compared to 11.4%

☐	Loss from continuing operations improved to $(1.4) million compared to $(2.9) million;

☐	Net loss was $(3.1) million compared to $(2.9) million;

☐	Loss per share (fully diluted) from continuing operations improved to $(0.05) versus $(0.22);

☐	Total funded backlog at October 31, was $ 113 million

Nine Months ended September 2018 vs. 2017

☐	Revenue was $35.2 million compared to $40.2 million;

☐	Gross profit was $5.0 million compared to $5.5 million;

☐	Loss from continuing operations improved to $(4.6) million compared to $(6.3) million;

☐	Net loss was $(4.4) million compared to $(6.0) million;

☐	Loss per share(Fully-diluted) from continuing operations improved to $(0.17) versus $(0.47);

☐	Cash flow used in operations improved to $(2.9) million compared to $(7.8) million.

EBITDA for the Three and Nine Months Ended September 2018

	3 Months Ended Sep’t 2018	9 Months Ended Sep’t 2018
Net Loss	$(3,130,000)	$(4,413,000)
WMI - Discontinued Operations	(1,770,000)	172,000
EUR PAC	(125,000)	(361,000)
Adjusted Loss	(1,235,000)	(4,224,000)

Add-backs to Ebitda
Depreciation	681,000	2,042,000
Interest & Bank Charges	833,000	2,471,000
Amortization	217,000	651,000
Income Tax Paid	-	2,000
Stock Compensation Expense	83,000	308,000
Ebitda	$579,000	$1,250,000

As new Management closes in on its first full year with a renewed focus on streamlining operations to meet customer needs on a profitable basis, the Company remains confident in its ability for this business to generate continuing improvements in Revenue and Adjusted EBITDA through fiscal 2018. Mr. Lou Melluzzo, CEO of Air Industries said, “The last twelve months have presented some one-time challenges including the sale of WMI, the consolidation of Nassau Tool facilities and the Debarment of Eur Pac; however, I could not be more pleased with the progress we have made to-date. I am confident that we will build upon a solid revenue base from continuing operations and growing Adjusted EBITDA. We will continue to execute against our existing backlog, improve operating efficiencies, and deliver for our customers and our shareholders.”

Sale of WMI

As announced on October 3, 2018, Air industries and CPI Aerostructures agreed to a stipulation to complete the sale in mid-December 2018. We expect that the sale of WMI will be completed within this time frame. The results of WMI are considered to be discontinued operations under GAAP and have been presented as such in the financial statements for all periods of 2018 and 2017.

Eur-Pac Corporation Debarment

As previously disclosed in our Form 10-Q for the six months ended June 30, 2018, our Eur Pac subsidiary received a Notice of Proposed Debarment from Government contracting. Our appeal of the proposed debarment was denied on November 8, 2018. Since the Proposed Debarment was issued in April 2018 Eur Pac has been unable to take on additional contracts and has only completed contracts already in process. This has resulted in EBITDA losses at Eur Pac of approximately ($ 211,000) and ($ 361,000) for the three and nine months ended September.

Management is considering several alternatives available to Eur Pac including closing operations. The estimated loss from disposing of the assets of Eur Pac are immaterial to Air Industries as a whole.

Investor Conference Call

Management will host a conference call on Tuesday, November 20, 2018 at 4:30 PM EST.

Conference Toll-Free Number – 855 719 5007

Passcode – 865 354

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

631.881.4913

ir@airindustriesgroup.com

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